Launching Now: Barbara Kruger (1.51 Sharpe ratio) Inbox ×

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me


MASTERWORKS
BARBARA KRUGER
1.51
SHARPE RATIO
surpassing Banksy, Basquiat, Brown, & Kusama
You
transform
prowess
into
pose
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#2 SHARPE RATIO

From 1999 to 2022, Kruger has had a Sharpe Ratio of 1.51, which is the second highest among artists we track. The S&P 500 was 0.38 from the same period.[1]



KRUGER'S MARKET
1.51
S&P 500
0.38

PROVEN STYLE AT AUCTION

Each work is unique, but Kruger's works similar in style, scale, and period have sold for as high as $1.56M.



My face
is your fortune

Sold for $1.56M
Sotheby's 2022



Your manias become science

Sold for $1.17M
Christie's 2021



Available for $422K

Other similar works have been sold for $350K ('19), $413K ('23), and $500K ('19).

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CELEBRITY COLLECTORS

Kruger has a wide-ranging collector base that spans from industry moguls to celebrities, including Elton John, Leonardo DiCaprio, and Kendall Jenner.



Kendall Jenner and her two Kruger photographs, 2020

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